Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-132936-14
March 28, 2008

Subscription until April 24, 2008

STRUCTURED PRODUCTS – ARES®

EQUITY LINKED – 2 ARES® Offerings

1. Linked to the S&P 500 Index
2. Linked to the Nikkei 225 Index

Indicative Termsheet / Product Snapshot

Accelerated Return Equity Securities (ARES®) ■ 2 Separate Offerings - Linked to the: SPX | NKY ■ Due May 29, 2009 | 400% Upside Participation | 0% Protection	Offering Period Closes on: April 24, 2008

This free writing prospectus relates to separate ARES offerings, each of which is identified by reference to the underlying index (set forth in the table below) to which it is linked. We refer to each underlying index as the Reference Index. The following are summary indicative terms (subject to change and completion) that relate to each separate ARES offering.

Indicative Terms, March 28, 2008

EQUITY INDICES ARES® OVERVIEW

Equity Indices ARES® allow investor to receive at maturity 400% upside participation, subject to a cap, within the ranges set forth in the table below and which will be determined on the date the securities are priced for initial sale to the public, in the performance of the Reference Index – if the Reference Index appreciates; if it does not appreciate, investors are exposed to 100% of the losses. The ARES® are not principal protected.

INDICATIVE PRODUCT TERMS:		RELEVANT DATES:
Issuer:	Credit Suisse Nassau Branch	Offering Period:	Closes on April 24, 2008 @ 2:00pm EST
Distributor:	Credit Suisse Securities (USA) LLC (“CSSU”)	Trade Date:	April 24, 2008
Denomination:	Minimum initial purchase of U.S. $1,000 per Note and integral multiples of U.S. $1,000 thereafter	Settlement Date: Valuation Date:	April 30, 2008 May 22, 2009
Initial Index Level:	As set forth in the table below	Maturity Date:	May 29, 2009 (13 months)
Final Index Level:	Closing level of the Reference Index on the Valuation Date
Upside Participation:	400%
Downside Participation:	100%
Index Return:

If the Final Index Level is > the Initial Index Level, then the Index Return will equal:

■                Upside Participation x ((Final Index Level – Initial Index Level) / Initial Index Level), subject to the cap within the ranges set for in the table below and which will be determined on the date the securities are priced for initial sale to the public.

If the Final Index Level is < the Initial Index Level, then the Index Return will equal:

■                Downside Participation x ((Final Index Level – Initial Index Level) / Initial Index Level)

Redemption Amount at Maturity:	For each $1,000 principal amount of ARES, on the Maturity Date, a holder will receive an amount in cash equal to the principal amount of ARES multiplied by the sum of (1+ Index Return).

UNDERLYING:

Reference Index	Ticker	Principal Amount	Initial Index Level	Upside Participation	Cap	CUSIP / ISIN	Prospectus Link
S&P 500 Index	SPX	USD TBD	Closing level of the S&P 500 Index on the Trade Date	400%	[19-21]%	22546EBD5/ 22546EBD58	ARES-SPX

Nikkei 225 Index	NKY	USD TBD	Closing level of the Nikkei 225 Index on the business day immediately following the Trade Date	400%	[21-23]%	22546EBH6/ 22546EBH62	ARES-NKY

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Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com

Product Snapshot

Who Should Invest in the ARES®:

•                  Investors who are bullish on the Reference Index and looking to add exposure to the Reference Index to their portfolio.  Investors who are interested in quadrupling the upside participation in the Reference Index, subject to a cap, and are able to withstand a loss of their investment in the event the Reference Index declines.

Hypothetical Upside Scenario:

•                  The Reference Index appreciated by the valuation date:  Investors receive back their initial investment plus 400% of the appreciation of the Reference Index, subject to a cap within the ranges set for above and which will be determined on the date the securities are priced for initial sale to the public.

Hypothetical Downside Scenario:

•                  The Reference Index depreciated by the valuation date:  Investors participate in 100% of the losses; if the Reference Index declines to 0.00, investors will lose their entire investment.

* Hypothetical scenarios are neither indicators nor guarantees of future index performance.  Actual results will vary, perhaps materially from the hypothetical analysis.

* This graph assumes that the cap for each separate ARES offering is set at the midpoint of its respective range set forth in the table on page 2 of this free writing prospectus.

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Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com

Investment Considerations

A purchase of the securities involves risks.  This section summarizes certain additional risks relating to the securities.  We urge you to read the following information about these risks, together with the information in the preliminary pricing supplement subject to completion dated March 28, 2008, the product supplement dated March 25, 2008, the prospectus supplement dated March 24, 2008 and the prospectus dated March 29, 2007 before investing in the securities.

An investment in ARES® is not principal protected.  You may receive less at maturity than you originally invested, or you may receive nothing should the Reference Index decline to zero.

The ARES do not pay interest.  CSSU will not pay interest on the ARES.  Even if the payment at maturity exceeds the principal amount of the ARES, you may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other CSSU debt securities.

The ARES may pay less than the full appreciation of the Reference Index at maturity.  If the Reference Index appreciates, your return will be based on four times the percentage increase of the Reference Index, subject to a cap, within the ranges set forth above, and which will be determined on the date the securities are priced for initial sale to the public, provided, however, that the index return will not be greater than 400%.

An investment in ARES is not the same as an investment in the stocks underlying the Reference Index or a security directly linked to such Index. The payment of dividends on the stocks which comprise, or underlie, a Reference Index has no effect on the calculation of the value of that Reference Index.  Accordingly, the Index Return based on the percentage change in the Reference Index is not the same as the total return based on the purchase of those underlying stocks held for a similar period. In addition, you may lose part of your investment even if the Reference Index has risen at certain times during the term of the securities before falling to a level below the Initial Index Level on the date or dates on which the Final Index Level is calculated.

The U.S. federal income tax consequences of the securities are uncertain.  No ruling is being requested from the Internal revenue Service, or the IRS, with respect to the securities and we cannot assure you that the IRS or any court will agree with the tax treatment described under “Certain United States Federal Income Tax Considerations” in the product and pricing supplements.

There may be little or no secondary market for the ARES.  The ARES will not be listed on any securities exchange.  We cannot assure you that a secondary market for the ARES will develop.  CSSU currently intends to make a market in the ARES, although it is not required to do so and may stop making a market at any time.  If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.

The market price of the ARES may be influenced by many unpredictable factors. Many factors, most of which are beyond our control, will influence the value of the ARES and the price at which CSSU may be willing to purchase or sell the ARES in the secondary market, including:

•   The current level of the Reference Index.   •   Whether the level of the Reference Index has exceeded the cap or has declined below the Initial Index Level.   •    Interest and yield rates in the market.   •   The volatility of the Reference Index.   •   Economic, financial, political and regulatory or judicial events that affect the securities underlying the Reference Index or stock markets generally and which may affect the appreciation of the Reference Index.   •   The time remaining to the maturity of the ARES.   •   The dividend rate on the stocks underlying the Reference Index.   •   Credit Suisse’s creditworthiness.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity.  The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities.  Credit Suisse Nassau Branch has filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the preliminary pricing supplement subject to completion dated March 28, 2008, product supplement dated March 25, 2008, prospectus supplement dated March 24, 2008 and prospectus dated March 29, 2007 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities.  You should, in particular, review the “Investment Considerations” section herein and the “Risk Factors” sections of the product supplement and the prospectus supplement, which set forth a number of risks related to the securities.  You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access these documents on the SEC website at www.sec.gov by clicking on the hyperlink to the prospectus in this document or as follows:

http://www.sec.gov/Archives/edgar/data/1053092/000104746908003651/a2184272z424b2.htm

http://www.sec.gov/Archives/edgar/data/1053092/000104746908003652/a2184271z424b2.htm

© 2008 Credit Suisse and its subsidiaries and affiliates. All rights reserved

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Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com